EXHIBIT 3

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              GUILFORD MILLS, INC.


         This Restated  Certificate of  Incorporation  of Guilford  Mills,  Inc.
(hereafter called the "Corporation") was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 4, 1971. This Restated Certificate of Incorporation was adopted by the Board of Directors of the Corporation without a vote of stockholders and only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         FIRST:   The name of the Corporation is GUILFORD MILLS, INC.

         SECOND: The address, including street number, city and county of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock"; the total number of shares of all classes of stock which the corporation shall have authority to issue shall be sixty-six million (66,000,000); the total number of shares of Common Stock shall be sixty-five million (65,000,000) and the par value of each share of Common Stock shall be two cents ($.02); and the total number of shares of Preferred Stock shall be one million (1,000,000) and the par value of each share of Preferred Stock shall be one dollar ($1.00).

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price or liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number shares thereof then outstanding).

          FIFTH: The name and the mailing address of the incorporator is as follows:

                           Name                 Mailing Address
                           ----                 ----------------
                      Stephen E. Jacobs         c/o Weil, Gotshal & Manges LLP
                                                767 Fifth Avenue
                                                New York, NY 10153

         SIXTH:   The Corporation is to have perpetual existence.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                  1. The management of the business and the conduct of the affairs of the Corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the Corporation, shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                  2. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the 1983 annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

          NINTH: Special Meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

          TENTH: 1. (A) In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Tenth:

                    (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $2,000,000 or more; or

                    (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $2,000,000 or more; or

                    (iv)  the   adoption  of  any  plan  or  proposal   for  the
liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                    (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of capital stock entitled to vote for the election of directors of the Corporation authorized to be issued from time to time under Article Fourth of this Certificate of Incorporation (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, for purposes of this Article Tenth, each share of the Voting Stock shall have one vote.

               (B) The term "Business Combination" as used in this Article Tenth shall mean any transaction which is referred to in any one or more of clauses
(i) through (v) of subparagraph (A) of this paragraph 1.

          2. The provisions of paragraph 1 of this Article Tenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subparagraphs (A) and (B) are met:

               (A) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

               (B) All of the following conditions shall have been met:

                    (i) the aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under sub-clauses (a), (b) and (c) below:

                         (a)  (if  applicable)  the  highest  per  share  price
(including) any brokerage  commissions,  transfer taxes and soliciting  dealers'
fees) paid by the Interested Stockholder for any share of Common Stock acquired by it (1) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                         (b) the Fair Market Value per share of Common  Stock on
the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Tenth as the "Determination Date"), whichever is higher; and

                         (c) (if  applicable)  the price per share  equal to the
Fair Market Value per share of Common Stock determined pursuant to sub-paragraph
(B)(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two year period immediately prior to the Announcement Date to
(2) the Fair Market Value per share of Common Stock on the first day in such two year period on which the Interested Stockholder acquired any shares of Common Stock.

                    (ii) the aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of shares of any class of outstanding Preferred Stock (as hereinafter defined) shall be at least equal to the highest amount determined under sub-clauses (a), (b), (c) and
(d) below:

                         (a) (if  applicable)  the  highest  per  share  price
including any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Stockholder for any shares of such class of Preferred Stock acquired by it (1) within the two year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                         (b) the highest  preferential amount per share to which
the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event;

                         (c) the Fair Market  Value  per share  of such class of
Preferred Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                         (d) (if  applicable)  the price per share  equal to the
Fair Market Value per share of such class of Preferred Stock determined pursuant to subparagraph (B)(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Preferred Stock acquired by it within the two year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Preferred Stock on the first day in such two year period upon which the Interested Stockholder acquired any shares of such class of Preferred Stock.

                  The provisions of this subparagraph (B)(ii) shall be required to be met with respect to every class of outstanding Preferred Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Preferred Stock.

                    (iii) the consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                    (iv)  after  such  Interested   Stockholder  has  become  an
Interested   Stockholder  and  prior  to  the   consummation  of  such  Business
Combination:

                         (a)  except  as  approved  by  a  majority  of  the
Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock;

                         (b)  there  shall  have  been (1) no  reduction  in the
annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing Directors; and

                         (c) such  Interested  Stockholder shall not have become
the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder. The approval by a majority of the Continuing Directors of any exception to the requirements set forth in clauses (a) and (b) above shall only be effective if obtained at a meeting at which a Continuing Director Quorum is present.

                    (v) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (vi) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          3. For the purposes of this Article Tenth:

               (A)  The  term  "person"   shall  mean  any   individual,   firm,
corporation or other entity.

               (B) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                    (i) is the beneficial owner (as hereinafter defined) of more than ten percent (10%) of the Voting Stock; or

                    (ii) is an Affiliate (as hereinafter defined) of the Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the Voting Stock; or

                    (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

               (C) A person shall be a "beneficial owner" of any Voting Stock:

                    (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                    (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                    (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

               (D) For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (B) of this paragraph 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through subparagraph (C) of this paragraph 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (E) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 1, 1983.

               (F) The term "Subsidiary" means any Corporation of which a majority of any class of equity security is owned directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (B) of this paragraph 3, the term "Subsidiary" shall mean only a Corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               (G) The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and who was either serving on the Board on September 30, 1983 or who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

               (H) The term "Continuing Director Quorum" means sixty-six and two-thirds percent (66 2/3%) of all Continuing Directors capable of exercising the powers conferred upon them under the provisions of the Certificate of Incorporation or By-Laws of the Corporation or by law.

               (I) The term "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

               (J) The term "Preferred Stock" shall mean any class of preferred stock which may from time to time be authorized in or by the Certificate of Incorporation of the Corporation and which by the terms of its issuance is specifically designated "Preferred Stock" for purposes of this Article Tenth.

               (K) In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in subparagraphs (B)(i) and (ii) of paragraph 2 of this Article Tenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holders of such shares.

          4. Nothing contained in this Article Tenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          5. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Tenth.

         ELEVENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, except (1) any action which may be taken solely upon the vote or consent of holders of Preferred Stock or (2) any action taken upon the signing of a consent in writing, setting forth the action so taken, by all the stockholders of the Corporation entitled to vote thereon. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eleventh.

         TWELFTH: The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, the stockholders of the Corporation may exercise their power to alter, amend, repeal or adopt By-Laws of the Corporation only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, provided that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting called for the taking of such action. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Twelfth.

         THIRTEENTH: Except as otherwise provided herein, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed by the vote of holders of sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, provided that notice of such alteration, amendment, repeal or adoption is included in the notice of the meeting called for the taking of such action.

         FOURTEENTH: A director shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith,
(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Fourteenth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.






         IN WITNESS WHEREOF, Guilford Mills, Inc. has caused this Certificate to be signed by Terrence E. Geremski, its Executive Vice President and Chief
Financial Officer, and attested by Robert A. Emken, Jr., its Assistant Secretary, this 8th day of June, 1999.

                                GUILFORD MILLS, INC.

                                By: /s/ Terrence E. Geremski
                                    ------------------------
                                Name:  Terrence E. Geremski
                                Title:  Executive Vice President and
                                         Chief Financial Officer



ATTEST:

/s/ Robert A. Emken, Jr
------------------------
Robert A. Emken, Jr.
Assistant Secretary